Exhibit 10.5

Smart-Space Licence Agreement

PART A (Completed by the Applicant)
Company Name: Altech Hong Kong Limited
Contact Person: Kevin Lam	Job Title:
Phone Number: +85297855154	Email Address: tracy.chan@altech.hk
Date of Incorporation/ Business Registration (if any): 2022-01-18	Business registration/ Certification no: 73738369
Country of Origin - Founder: Hong Kong	Country of Origin - Company: Hong Kong
New to HK: No	Target Market: Hong Kong
Company description for cyberport website / Social media (Optional): www.Altech.hk

Business Nature:

Altech is a dynamic technology consulting firm that specializes in delivering innovative solutions to businesses in the digital age. Our expertise lies in leveraging cutting-edge technologies, including AI and machine learning, to create transformative products and services that optimize operations and drive growth. We serve clients across a range of industries, including finance, retail, and hospitality, and take pride in our ability to deliver customized solutions that meet the unique needs of each client.

Business Type: Technology-oriented	Sub Category: AI_Big_Data
Achievements & Recognitions (if any):

Key Technology Focus:

As an AI-first company, artificial intelligence is core to everything we do at Altech. Our team has deep expertise in AI, machine learning, natural language processing, data science, blockchain and other technologies that enable us to build customized solutions for clients. We focus on identifying opportunities to solve real-world business challenges across industries.

How do you know our program? NA	Cyberport Start up Alumni? No

Space Required:

Zone	Type of Spaces	No Of Seat	Room No./ Workstation No.	Licence Fee HK$
Workstation 6 (Smart Space Smart Living)	Workstation	1		HKD	2,100.00

Application type: Renewal Applicant
Target Move In Date: 2024-11-01
License Start Date: NA
Actual Move In Date: NA
Term of licence applied for: 12m
Mailbox: 64
Locker number: 136

License No.: 21712	Application received on: 2024-11-12

Eligibility:

Altech is a dynamic technology consulting firm that specializes in delivering innovative solutions to businesses in the digital age. Our expertise lies in leveraging cutting-edge technologies, including AI and machine learning, to create transformative products and services that optimize operations and drive growth. We serve clients across a range of industries, including finance, retail, and hospitality, and take pride in our ability to deliver customized solutions that meet the unique needs of each client. / Technology-oriented / AI_Big_Data

Availability of *office room / workstation / flexi-space: Workstation - Workstation 6 (Smart Space Smart Living)
Official Address: Unit 608-613, Level 6, Core C, Cyberport 3, 100 Cyberport Road, Hong Kong

Once this Application has been approved, a licence agreement would have been formed between HKCMCL (as licensor) and the Applicant (as licensee) upon such terms as contained in this Application and the Terms of Usage.

Terms of Usage

1. The Applicant has submitted the Application Form to HKCMCL for subscription of an office room (the “Premises”) at a monthly charge of HKD2,100.00. Totally, HKD2,100.00 (“the Licence fee”) will be charged monthly. Payment of the monthly charge should be made not less than 7 days in advance before the first day of each calendar month. The use of the Premises is granted on a “licence” basis to the intent that no right of exclusive possession of the Premises is given to the Applicant. This licence is terminable by HKCMCL upon the Applicant having committed any breach of the terms and conditions herein contained whereupon the door access will be terminated at the same time.

2. The Applicant has the right of using the subscribed facilities at Smart-Space including meeting room, pantry, phone booth etc. from the approval date until the expiration date of this licence.

3. Smart-Space offers 24 hours access from Monday to Sunday. Front desk operator managing use of all the facilities provided in Smart-Space from 9:00am – 1:00pm and 2:00pm – 5:30pm (Mon-Fri except Public Holiday). Users are required to present their registered Octopus Card at the entrance of Smart-Space for access to the Premises.

4. HKCMCL reminds that a clean desk policy should always be maintained and will NOT accept any responsibility for any form of loss or damage of the Applicant’s personal property or items.

5. The Applicant is required to pay any loss or damage of the facilities of the Premises at a cost to be decided by HKCMCL.

6. Provision of the facilities and benefits in Smart-Space is subject to change from time to time by HKCMCL without prior notice to any user.

7. In case of disputes regarding these terms and conditions, HKCMCL’s decision shall be final and binding on the Applicant.

8. The Applicant acknowledges that the information it provided can be used by HKCMCL for service related purposes and activities.

9. The maximum flexible term rolling is 12 months only unless special approval obtained from specific programs. . Upon expiry of the Fixed Term stated in Part A of this Application Form and unless a renewal licence has been entered into by the Applicant and HKCMCL or either party notifies the other in writing at least 14 working days prior to completion of the fixed term stated in Part A that it has no intention to renew this licence, this licence shall automatically be renewed on a monthly basis and on the same terms and conditions as stated in the Application Form upon completion of the fixed term of licence OR otherwise specified by prior notice. During the renewal period, monthly licence shall be terminable by either party by giving the other a not less than 14 working days’ prior written notice. The licence will forthwith come to end without notice if the Applicant is in default of payment of the Licence Fee to HKCMCL on the date when the Licence Fee becomes due.

10. The Applicant shall punctually pay to the HKCMCL the Licence Fee (together with the remittance fees charged by the paying bank(s) and the beneficiary bank as designated by HKCMCL) and other service charges incurred by the Applicant in the sum and payable in the manners as specified herein.

11. The Applicant acknowledges that, insofar as the Premises is a workstation or Flexi-Space, use of the Premises shall be restricted to one user only at all time. Any Premises being a flexi-space shall be used on a floating basis such that the Applicant shall only be permitted to use such Premises which is not assigned to a particular user and is unoccupied for the time being. In case of dispute as to which Premises is available for the Applicant’s use, HKCMCL’s decision shall be final and binding on the Applicant. The Applicant acknowledges that occupying any premises to which it is not entitled or occupying any one premises by more than one user at any time shall constitute a material breach of this licence and entitle HKCMCL to terminate this licence forthwith without advance notice to the Applicant.

12. The Applicant hereby agrees to observe and perform all rules and regulations governing the use of Smart- Space and Cyberport (of which the Premises form part) made or revised by HKCMCL and/or its Facility Manager from time to time (the “House Rules”) which shall form an integral part of this licence. The Applicant acknowledges that it has been advised by HKCMCL to inspect the House Rules prior to signing of this licence.

13. No person, who would not have had such right or benefit but for the Contracts (Rights of Third Parties) Ordinance (Cap.623), shall have any right to enforce or be benefited from any term of this Licence.

14. It is one of the essential conditions that the Applicant must use the Premises consistent with the nature of business as stated in the Applicant’s application for the Premises and approved by HKCMCL at all times or the Applicant commits a material breach of this Licence and shall entitle HKCMCL to terminate this Licence immediately.

15. Cyberport is a community, and as such we regularly organize events and other activities to benefit the community and which should be of interest to companies and people here. Please note that we will share your data internally in order to enable us to do this. Please be assured that we will never sell your data nor divulge to third-parties.

16. After confirming the approval of the application, in order to maximize the effectiveness of using our Offices and Workstations, all Smart Space office spaces and workstation users are required to use the space licenced to them in an optimal manner. Smart-Space IT Street Licensees are required to attain minimum usage of 30% utilisation rate each month. The Facilities Management Office will constantly monitor the utilization of the spaces and provide reports to Licensor. The Licensor has the absolute discretion and right in terminating the licence formed between both parties by giving 14 days prior written notice to the Licensee and assign alternative space to the licensee concerned (where appropriate) in order to avoid under-utilization by the Licensee concerned.

17. The Licensee/Applicant shall prohibit his directors, employees, agents, and sub-contractors who are involved in the Licence from offering, soliciting or accepting any advantage as defined in the Prevention of Bribery Ordinance, Cap 201, when conducting business in connection with the Licence. The Licensee/Applicant shall take all necessary measures (including by way of a code of conduct or contractual provisions where appropriate) to ensure that his directors, employees, agents and sub-contractors are aware of the prohibitions in this clause. The Licensee/Applicant shall not and shall ensure that his agents and employees shall not give or offer any advantages as defined under the Prevention of Bribery Ordinance to any agent or employee of the HKCMCL in connection with the applications and leasing initiatives. Promptly declare and notify HKCMCL in writing of any potential or actual conflict of interests upon becoming aware of the same. "Conflict of interests" shall include, but are not limited to, any situation where the private interest of a Licensee/Applicant, conflict or compete, or may be expected to conflict or compete, with the role, duties and/or impartiality of such Licensee/Applicant.

18. The Licensee/Applicant shall be governed by the laws of the Hong Kong Special Administrative Region of the People's Republic of China (including the Basic Law and the Law of the People’s Republic of China on Safeguarding National Security in the Hong Kong Special Administrative Region ("National Security Law")). The Licensee/Applicant, declares that to the best of his knowledge, the Licensee/Applicant has not been involved in any violation of the National Security Law nor has the Licensee/Applicant been involved in any criminal offense or litigation case.

19. For fixed term License, HKCMCL shall have a right at any time during the Term by not less than one (1) month’s prior written notice (Relocation Notice) to relocate the Licensee to another spaces of a similar size at another Smart-Space to be designated by HKCMCL whose decision shall be final and binding on the Licensee. The Licensee shall not make any objection thereto or make any claim in respect of any losses or any damages which the Licensee may suffer as a result of or on account of such relocation.

20. Fixed term Licence may be early terminated by prior one (1) month written notice by upgrading to similar space types at Smart-Space or regular office.

21. This Personal Information Collection Statement of Hong Kong Cyberport Management Company Limited (“us” or “we”) applies to the personal data collected in this Application Form (“Personal Data”).

The Personal Data will be used for one or more of the following purposes: processing your application; communicating with you if we have any/or question and update about your application; providing updates, services, products, facilities or activities and matters relating to our administration, management, operation and maintenance; designing, reviewing, evaluating and enhancing our services, products, facilities or activities (including conducting research, survey and analysis for those purposes); and handling complaints, legal, safety and security purposes. It is mandatory to provide the requested personal data, or we will not be able to process your application. You have the right to request access to, and correction of, Your Data held by us. We may charge a reasonable fee for administering and processing your data access request. If you need to check whether we hold Your Data or if you wish to have access to, correct any of Your Data which is inaccurate, please write via e-mail to leasing@cyberport.hk. Please see our Privacy Policy Statement at http://www.cyberport.hk/en/privacy_policy for our general policy and practices in respect of our collection and use of personal data.

22. Applicable for Flexi-Space users registered at Smart-Space PropTech at Fanling, users can enjoy cross centre pass to Cyberport Smart-Spaces (ONE of the Flexi-Space zone at Cyberport except FinTech centre) & Smart-Space 8 at Tsuen Wan Flexi-Space zone, during office hours from Monday to Friday (exclude Public Holidays). Flexi-desk is available on a first come first serve basis.

23. Applicable for Flexi-Space users registered at Cyberport Smart-Spaces and Smart-Space 8 at Tsuen Wan, users can enjoy cross centre pass at Flexi-Space zone between these two centres during office hours from Monday to Friday (exclude Public Holidays). Flexi-desk is available on first come first serve basis.

Confirm and Accept the above terms and conditions online**:	/s/ Altech Hong Kong Limited
Altech Hong Kong Limited
Applicant/SS User

Approved by:	/s/ Ingrid Kwok
Ingrid Kwok Head of Leasing, Hong Kong Cyberport Management Co. Ltd.

Endorsed by:
/s/ Howard Cheng
Howard Cheng Chief Operating Officer For and on Behalf of Hong Kong Cyberport Management Co. Ltd.